EXHIBIT 99.1

LIBERTY GLOBAL ANNOUNCES 300 MILLION EURO SENIOR NOTE
OFFERING BY ITS 100% OWNED SUBSIDIARY UPC HOLDING B.V.

Denver, Colorado — July 20, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB) today initiated an offering of EUR 300 million Senior Notes due 2014 to be issued by its 100% owned subsidiary UPC Holding B.V.

Gross proceeds will be used for general corporate purposes. The debt offering will be secured by a first ranking pledge over all of shares of UPC Holding B.V.

The Senior Notes will be offered in the United States only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, and outside the United States in accordance with Regulation S under the Securities Act of 1933.

This press release is not an offer of securities for sale in the United States. The securities referred to herein may not be offered or sold in the United States unless they are registered or exempt from registration under the Securities Act of 1933. Neither Liberty Global nor UPC Holding B.V. has, nor does it intend to, register any portion of the offering in the United States or to conduct a public offering of the securities in the United States.

The information contained herein shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities referred to herein in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of any such jurisdiction.

About Liberty Global, Inc.

Liberty Global owns interests in broadband distribution and content companies operating outside the continental U.S., principally in Europe, Asia, and the Americas. Liberty Global is one of the largest broadband cable operators outside the United States in terms of subscribers. Based on the Company’s consolidated operating statistics at March 31, 2005, Liberty Global’s networks reached approximately 23.0 million homes passed and served approximately 14.3 million revenue generating units, including approximately 10.4 million video subscribers, 2.3 million broadband Internet subscribers and 1.6 million telephone subscribers.

Forward-Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements speak only as of the date of this release. Liberty Global expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Global’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Liberty Global Contacts

Richard S.L. Abbott	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6682	+31 20 778 9447

Christopher Noyes	Dennis Okhuijsen
Investor Relations — Denver	Investor Relations — Europe
(303) 220-6693	+31 20 778 2964